DATED FEBRUARY 1, 2007
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-124310
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM EXTENDIBLE NOTES, SERIES F, FLOATING RATE NOTES DUE 2013

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term EXTENDIBLE Notes, Series F, Floating Rate Notes Due 2013
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date/Pricing Effective Time:	February 1, 2007
Settlement Date (Original Issue Date):	February 8, 2007
Inital Maturity Date:	March 4, 2008 (397 days from Trade Date)
Final Maturity Date:	March 8, 2013
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.00%
All-in-price:	99.800%
Net Proceeds to Issuer:	$299,400,000
Interest Rate Basis:	1 Month USD LIBOR
Spread (Plus or Minus):	For Interest Reset Dates Occurring:		Spread:
	Year 1:	February 8, 2007 to but excluding Interest Payment Date in March 2008	Minus 0.03%
	Year 2:	Interest Payment Date in March 2008 to but excluding Interest Payment Date in March 2009	Plus 0.00%
	Year 3:	Interest Payment Date in March 2009 to but excluding Interest Payment Date in March 2010	Plus 0.01%
	Year 4:	Interest Payment Date in March 2010 to but excluding Interest Payment Date in March 2011	Plus 0.02%
	Year 5:	Interest Payment Date in March 2011 to but excluding Interest Payment Date in March 2012	Plus 0.02%
	Year 6:	On or after the Interest Payment Date in March 2012	Plus 0.02%

Maturity Date Extension Option:	On each Election Date, to the date occurring 366 calendar days from and including the 8th calendar day of the next succeeding calendar month, up to the Final Maturity Date

Election Date:	8th day of each month, commencing March 8, 2007, and monthly thereafter
Election Notice Period:	From the 5th Business Day prior to each Election Date until Noon, New York City time on such Election Date
Interest Reset Date:	8th day of each month, commencing March 8, 2007, and monthly thereafter through the Interest Reset Date that is in the calendar month immediately preceding the Final Maturity Date
Interest Rate Calculation:	1 Month USD LIBOR determined on each Interest Determination Date minus/plus the Spread subject to Modified Following Business Day convention

Interest Determination Dates:	Two London Business Days prior to the Settlement Date and each Interest Reset Date thereafter
Interest Payment Dates:	Interest will be paid on the 8th day of each month, beginning March 8, 2007 and ending on the Maturity Date, subject to adjustment in accordance with the Modified Following Business Day convention
Contingent Redemption:
Issuer has the right to redeem any of the Notes at 100% of principal amount of Notes, plus accrued and unpaid interest , (a) if holders of such Notes elect not to extend Notes, and (b) for all Notes, beginning with the Interest Payment Date in March 2012 and thereafter on each Interest Payment Date prior to Final Maturity Date.

Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Bookrunners:	Banc of America Securities LLC (100%)
CUSIP:
14912L3H2; if a holder elects not to extend the maturity on all or any portion of the principal amount of the Notes during any Extension Notice Period, a new CUSIP number will be assigned to such Notes

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-294-1322.